                EXHIBIT 99.1
                FOR IMMEDIATE RELEASE
                Rick Abshire (713) 881-3609

ADAMS RESOURCES ANNOUNCES THIRD QUARTER 2013 EARNINGS
 AND DIVIDEND

Houston (November 7, 2013)--Adams Resources & Energy, Inc. (NYSE MKT-AE) announced third quarter 2013 unaudited net earnings of $7,156,000 or $1.70 per common share.  Current earnings compare to unaudited third quarter 2012 net earnings of $8,263,000 or $1.96 per common share.  For the nine months ended September 30, 2013, net earnings were $21,501,000 or $5.10 per common share. Third quarter 2013 revenues totaled $1,060,770,000 and were $2,980,145,000 for the first nine months of the year.

President and Chief Executive Officer, F.T. “Chip” Webster attributed the current quarterly earnings decline to the non-recurrence of $1.9 million in pre-tax equipment sales gains and net inventory and mark-to-market valuation gains from the third quarter of 2012.  Mr. Webster added that volume growth continues within the marketing segment but competitive pricing is cutting into unit margins.  Demand for transportation services remains strong with availability of qualified truck drivers a limiting factor.  Growth in Company owned crude oil production volumes should lead to continued earnings improvement within the oil and gas segment.

A summary of operating results is as follows:

	Third Quarter
	2013	2012

Operating Earnings (Expense)
Marketing	$11,270,000	$13,452,000
Transportation	1,248,000	2,607,000
Oil and gas	752,000	314,000
Administrative expenses	(2,535,000)	(2,603,000)
	10,735,000	13,770,000
Interest income, net	32,000	77,000
Income tax (provision)	(3,797,000)	(5,510,000)
Discontinued operations	186,000	(74,000)

Net earnings	$7,156,000	$8,263,000

The Company’s also announced that its Board of Directors declared a quarterly cash dividend in the amount of $.22 (twenty-two cents) per common share, payable on December 16, 2013 to shareholders of record as of December 2, 2013.

The Company’s quarterly report on Form 10-Q for the period ended September 30, 2013 will be filed with the Securities and Exchange Commission on November 8, 2013 and will be available on the Company’s website at “adamsresources.com”.
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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. A number of factors could cause actual results or events to differ materially from those anticipated.  Such factors include, among others, (a) general economic conditions, (b) fluctuations in hydrocarbon prices and margins, (c) variations between commodity contract volumes and actual delivery volumes, (d) unanticipated environmental liabilities or regulatory changes, (e) counterparty credit default, (f) inability to obtain bank and/or trade credit support, (g) availability and cost of insurance, (h) changes in tax laws, (i) the availability of capital, (j) changes in regulations, (k) results of current items of litigation, (l) uninsured items of litigation or losses, (m) uncertainty in reserve estimates and cash flows, (n) ability to replace oil and gas reserves, (o) security issues related to drivers and terminal facilities, (p) commodity price volatility, (q) demand for chemical based trucking operations, (r) successful completion of drilling activity, (s) financial soundness of customers and suppliers and (t) adverse world economic conditions.  These and other risks are described in the Company’s reports that are on file with the Securities and Exchange Commission.

UNAUDITED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share data)

	Nine Months Ended		Three Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Revenues	$2,980,145	$2,504,488	$1,060,770	$795,525

Costs, expenses and other	(2,946,697)	(2,472,657)	(1,050,003)	(781,678)
Income tax (provision)	(12,109)	(11,947)	(3,797)	(5,510)
Earnings from continuing operations	21,339	19,884	6,970	8,337
Earnings (loss) from discontinued
operations	162	340	186	(74)

Net earnings	$21,501	$20,224	$7,156	$8,263

Earnings (loss) per common share:
From continuing operations	$5.06	$4.71	$1.65	$1.98
From discontinued operations	.04	.08	.05	(.02)
Basic and diluted net earnings
per common share	5.10	$4.79	$1.70	$1.96

Dividends per common share	$.44	$-	$.22	$-

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)
	September 30,	December 31,
	2013	2012

ASSETS
Cash and marketable securities	$52,044	$47,239
Other current assets	322,953	277,317
Total current assets	374,997	324,556

Net property & equipment	95,700	90,712
Deposits and other assets	3,983	4,233
	$474,680	$419,501

LIABILITIES AND EQUITY
Total current liabilities	$299,160	$266,082
Other long-term liabilities	20,016	17,561
Shareholders’ equity	155,504	135,858
	$474,680	$419,501